Exhibit 10.4

SECOND AMENDMENT OFTHE

STEPAN COMPANY SUPPLEMENTAL PROFIT SHARING PLAN

(As Amended and Restated Effective January 1, 1994)

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company Supplemental Profit Sharing Plan, as amended and restated effective January 1, 1994, as heretofore amended (the “Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Section 6.l(a) by action of the Board of Directors; and

WHEREAS, the Company now desires to amend the Plan to comply with Section 409A of the Internal Revenue Code;

NOW, THEREFORE, BE IT RESOLVED, that effective January 1, 2005, the Plan is amended as follows:

1. 1.Section 2.1 of the Plan is hereby amended by adding after Section 2.1(b) the following new definition:

“(b)A

“Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that for purposes only of the term “Affiliate” when used in the definition of “Separation from Service” below, in applying Code Section l 563(a)(l), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(l), (2), and (3), and in applying Treasury Reg.§ l.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.”

2.Section 2.1(e) of the Plan is hereby amended in its entirety so that as amended, Section 2.1(e) shall read as follows:

“(e)“Change in Control” shall be deemed to exist on the date on which either of the following events will have occurred:

(1)

A third person, including a “group” as defined in Section 13(d)(3) of the Securities Act of 1934, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons)

shares of capital stock of the Company having 30 percent or more of the total voting power of the Company; or

(2)

As a result of any tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, a majority of members of the Board is replaced during a twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election.”

3.Section 2.1 of the Plan is hereby amended by adding after Section 2.l(o) the following two new definitions:

“(o)A

“Separation from Service” means in respect of a Member, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement, death, or other reason. For purposes of applying the definition of “separation from service” under Section 409A, if the Member is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Member to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a Separation from Service shall be deemed to occur after the expiration of 29 months of sick leave unless the Member retains the right to reemployment under an applicable statute or by contract.”

“(o)B

“Specified Employees” means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(l )(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Member who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Member’s Separation from Service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.”

4.Section 4.4 of the Plan is hereby amended in its entirely so that as amended, Section 4.4 shall read as follows:

“4.4 Form and Timing of Benefit Payments.

Benefits payable under this Article IV attributable to (i) the Member;s Sub-Account A (if vested) and (ii) the Member’s Sub-Account B shall be payable in a lump sum within 90 days following the earlier to occur of: (a) the Member’s Separation from Service, or (b) a

Change in Control. The actual date of payment within such 90-day period shall be determined by the Company in its sole discretion, and neither the Member nor his or her Beneficiary shall have the right to designate the taxable year of payment.

Notwithstanding the foregoing, if payment to a Member is made on account of the Member’s Separation from Service and the Member is a Specified Employee as of the date of Separation from Service, then any amount that is payable to the Member shall be paid instead to the Member in a lump sum on the earlier of (x) the first day of the seventh month following the Member’s Separation from Service and (y) the date of the Member’s death.”

5.Section 4.7 of the Plan is hereby amended by adding a new sentence at the end thereof as follows:

“Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Member or Beneficiary with respect to participation in or payments under the Plan, and each Member or Beneficiary shall be responsible for any taxes imposed on the Member or Beneficiary with respect to such participation or payments under the Plan.”

6.Article VI of the Plan is hereby amended by adding after Section 6.10 two new sections as follows:

“6.11 Section 409A of the Code

It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Members. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.”

“6.12 Timing of Payments

Notwithstanding any provision of the Plan to the contrary, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Member or his or her Beneficiary or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be. In addition, payments of a Member’s account may be delayed or accelerated by the Company upon events and conditions as may be provided under Code Section 409A and any regulations or other guidance issued thereunder.”

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this Second Amendment of the Plan on behalf of the Company and has caused its corporate seal to be affixed this 13th day of November, 2008.

STEPAN COMPANY

By /s/ Greg Servatius

Its Vice President, Human Resources

ATTEST:

By /s/ H. Edward Wynn

Its Vice President, General Counsel and Secretary

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